                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                  Commission File Number 0-27179

                           NOTIFICATION OF LATE FILING

(Check   [ ] Form 10-KSB/A   [ ] Form 11-K   [ ] Form 20-F   [X] Form 10-QSB
One):    [ ] Form N-SAR

For Period Ended:                       December 31, 2003
                 ---------------------------------------------------------------

[ ]  Transition Report on Form 10-K         [ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F         [ ]  Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K

For the Transition Period Ended:
                                -----
            READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT
            OR TYPE.

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

            If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

            -----------------------------------------------------

                         PART I. REGISTRANT INFORMATION

Full name of registrant   BioSyntech, Inc.
                       --------------------------

Former name if applicable
                         ------------------------

                         475 Boulevard Armand-Frappier,
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Address of principal executive office (STREET AND NUMBER)

City, State and Zip Code            Laval, Quebec, Canada H7V 4B3
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                        PART II. RULE 12b-25 (b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  (b) The  subject  amendment  to  the  annual  report,  semi-annual  report, transition  report  on Form  10-KSB/A,  20-F,  11-K or Form  N-SAR,  or portion  thereof  will be filed on or  before  the  15th  calendar  day following the prescribed due date; or the subject  quarterly  report or transition  report on Form 10-QSB,  or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c) The accountant's  statement or other exhibit required by Rule 12b-25(c)
         has been attached if applicable.

                               PART III. NARRATIVE

         State below in  reasonable  detail the reasons why Form  10-KSB,  11-K,
20-F, 10-QSB,  N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Registrant was unable to file the Form 10-QSB for the quarter ended
December  31,  2003  without  unreasonable  effort or  expense  due to delays in gathering information for inclusion therein.

                           PART IV. OTHER INFORMATION

         (1) Name and  telephone  number of person to  contact in regard to this notification

     Amine Selmani                   (450)                          686-2437
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        (Name)                    (Area Code)                 (Telephone number)

         (2) Have all other periodic  reports required under Section 13 or 15(d)
of the Securities  Exchange Act of 1934 or Section 30 of the Investment  Company
Act of 1940 during the  preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed?  If the answer is no,
identify report(s).                                               [X] Yes [ ] No

         (3) Is it  anticipated  that  any  significant  change  in  results  of operations  from the  corresponding  period  for the last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or
portion thereof?                                                  [ ] Yes [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                                BioSyntech, Inc.
                  (Name of registrant as specified in charter)

Has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date         February , 17, 2004      By:  /s/ Amine Selmani
     ----------------------------        ---------------------------------------
                                      Name:  Amine Selmani
                                      Title: Chief Executive Officer & President

         Instruction.  The form may be signed  by an  executive  officer  of the registrant  or by any other duly  authorized  representative.  The name and title of the person signing the form shall be typed or printed  beneath the signature.  If the  statement is signed on behalf of the  registrant  by an authorized  representative  (other than an executive officer),  evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.